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                                                                     EXHIBIT 5.1
                                                                      (Form S-8)




                  [SYBRON DENTAL SPECIALTIES, INC. LETTERHEAD]







                               November 17, 2000


Sybron Dental Specialties, Inc.
1717 West Collins Avenue
Orange, California   92867

Ladies and Gentlemen:

         I am providing this opinion in connection with the Registration Statement of Sybron Dental Specialties, Inc. (the "Company") on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended (the "Act"), with respect to the possible issuance by the Company of up to 300,000 shares of Common Stock, par value $.01 per share, of the Company (together with the associated Preferred Stock Purchase Rights) (the "Shares") pursuant to the Company's 2000 Outside Directors' Stock Option Plan (the "Plan").

         I am the Vice President--General Counsel and Secretary of the Company. In connection with this opinion, I have examined: (i) the Registration Statement; (ii) the Company's Restated Certificate of Incorporation and Bylaws;
(iii) the Plan; (iv) the corporate proceedings relating to the adoption and approval of the Plan; and (v) such other documents and records and matters of law as I have deemed necessary in order to render this opinion. In rendering this opinion, I have relied as to certain factual matters on certificates of officers of the Company and of state officials.

         Based upon the foregoing, it is my opinion that:

         1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware.

         2. The Shares to be sold from time to time pursuant to the Plan which are original issuance shares, when issued for the consideration (not less than par value) and paid for as contemplated by the Registration Statement and the Plan, will be validly issued, fully paid and nonassessable.

         I consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving my consent, I do not admit that I am an "expert" within the meaning of Section 11 of the Act, or that I come within the category of persons whose consent is required by Section 7 of the Act.

                                Very truly yours,

                                /s/ STEPHEN J. TOMASSI

                                Stephen J. Tomassi
                                Vice President--General Counsel and Secretary